Exhibit 19.1
BLEND LABS, INC.
INSIDER TRADING POLICY
(Revised on March 13, 2025)
The Board of Directors (the “Board”) of Blend Labs, Inc. (together with its affiliates and subsidiaries, the “Company,” “we,” “our,” or “Blend”) has adopted this Insider Trading Policy (the “Policy”) in order to take an active role in the prevention of insider trading violations by our officers, directors, employees and certain other individuals to whom this Policy applies (in each case, “you”).
Why do we have this Policy?

On a regular basis we provide you with confidential information regarding many aspects of our business. Under federal and state securities laws, it is illegal to trade in the securities of a company while in possession of material nonpublic information about that company. Thus, because you will have knowledge of specific confidential information that is not disclosed outside of Blend and which will constitute material nonpublic information, your trading in our common stock or other securities could constitute “insider trading” and violate the law, as could “tipping” (giving material nonpublic information to) others who then trade on the basis of that information. The consequences of insider trading or the tipping of material nonpublic information can be severe. In fact, the person violating the laws, as well as Blend and our individual directors, officers and other supervisory personnel, may be subject to criminal and civil lawsuits and financial penalties in connection with a violation of the insider trading laws.
Nonpublic information about Blend is subject to your Proprietary Information and Invention Agreement and any other confidentiality obligations you may be under, and is not to be used or disclosed outside of Blend, except as necessary to perform your job duties. Unauthorized disclosure or use of nonpublic information, including misuse in securities trading, will subject you to disciplinary action, up to and including termination of employment. We have adopted this Policy to comply with the laws governing (i) trading in our common stock or other securities while in possession of material nonpublic information concerning Blend and (ii) tipping or disclosing material nonpublic information to outsiders, and in order to prevent the appearance of improper trading or tipping. We reserve the right to prohibit any transaction from being completed to enforce compliance with this Policy.
What is Blend’s policy on Insider Trading?

1.Do not trade on material nonpublic information

Whether or not the trading window (as described below) is open and except as discussed in the section titled “Are there any exceptions to this Policy?” below, you may not, directly or indirectly through others, engage in any transaction involving Blend’s securities while you are aware of material nonpublic information about Blend. It is not an excuse that you did not “use” the information in deciding whether or not to engage in the transaction.

Similarly, you may not, directly or indirectly through others, engage in transactions involving the securities of any other company if you learned of material nonpublic information through your service with Blend that could be expected to affect the trading price of the securities of another company. For example, you may be involved in a proposed transaction involving a prospective business relationship or transaction with another company (such as a key customer). If information about that transaction constitutes material nonpublic information for that other company, you are prohibited from engaging in transactions involving the securities of that other company. It is important to note that “materiality” is different for different companies. Information that is not material to Blend may be material to another company.
2.Do not disclose material nonpublic information

You may not disclose material nonpublic information concerning Blend or any other company to friends, family members or any other person or entity not authorized to receive such information, except directly to the Securities and Exchange Commission (the “SEC”) in compliance with Blend’s Whistleblower Policy. Any nonpublic information you acquire in the course of your service with Blend may only be used for legitimate Blend business purposes. In addition, you are required to handle the nonpublic information of others in accordance with the terms of any relevant nondisclosure agreements, including your Proprietary Information and Invention Agreement, and any other confidentiality obligations you may be under, and limit your use of the nonpublic information to the purpose for which it was disclosed.
Even if you are not directly disclosing material nonpublic information, you may not make recommendations or express opinions about securities of a company, Blend or otherwise, based on material nonpublic information about that company. In particular, you may not participate, in any manner other than passive observation, in any Internet “chat” room, message board or social media platform messaging related to trading in Blend’s securities. You are prohibited from engaging in these actions whether or not you derive any profit or personal benefit from doing so. You should know that third parties are known to contact employees of companies to obtain information about the company under false pretexts.
3.Do not respond to outside inquiries for information

In the event you receive an inquiry for information from someone outside of Blend, such as a stock analyst, you should refer the inquiry to our Head of Finance or Head of Legal (each, a “Compliance Officer”), his/her delegates, or to the Investor Relations team. Responding to a request yourself is a violation of this Policy and, in some circumstances, may be a violation of the law.
4.Take personal responsibility

The ultimate responsibility for complying with this Policy and applicable laws rests with you. As we request you do in all aspects of your work with Blend, please use your best judgment at all times and consult with a Compliance Officer, his/her delegates and/or your legal and financial advisors, in confidence, if you have questions.

Who does this Policy apply to?
This Policy applies to all officers, directors and employees of Blend upon the commencement of their relationship with Blend. We may also determine that other persons should be subject to this Policy, such as contractors, consultants or advisors who have access to material nonpublic information.
References in this Policy to “you” (as well as general references to directors, officers and employees of Blend or other persons subject to this Policy) should also be understood to include members of your immediate family, persons with whom you share a household, your dependents and any other individuals or entities whose transactions in securities you influence, direct or control. You are responsible for making sure that these individuals and entities comply with this Policy. This Policy is confidential and is subject to your Proprietary Information and Invention Agreement and any other confidentiality obligations you may be under. Nonetheless, you may share this Policy with your spouse or domestic partner, financial planner, tax advisor or attorney on a need-to-know basis, provided the confidentiality obligations are maintained (i.e., those persons do not use this disclosure in any manner other than to advise you, and they do not disseminate this Policy).
You are expected to comply with this Policy as long as you hold Blend’s securities and possess any material nonpublic information about Blend. This means that, even after you cease to be affiliated with Blend, you must continue to abide by the applicable quarterly and special blackout period restrictions and pre-clearance requirements until you no longer have material nonpublic information. In addition, if you are subject to a trading blackout under this Policy at the time you cease to be affiliated with Blend, you are expected to abide by the applicable quarterly and special blackout period restrictions and pre-clearance requirements until at least the end of the relevant blackout period.
What types of transactions are covered by this Policy?
This Policy applies to all transactions involving Blend’s securities. This Policy therefore applies to purchases, sales, gifts, distributions and other transfers of Blend’s common stock, options, warrants, debt securities and other securities. Similarly, this Policy applies to all transactions involving the securities of any other company if you became aware of material nonpublic information while providing services to Blend that could be expected to affect the trading price of the securities of another company. This Policy also applies to any arrangements that affect economic exposure to changes in the prices of these securities. These arrangements may include, among other things, transactions in derivative securities (such as exchange-traded put or call options), hedging transactions, short sales and certain decisions with respect to participation in benefit plans. This Policy also applies to any offers with respect to the transactions discussed above. Although there are limited exceptions to this Policy (described in “Are there any exceptions to this Policy?” below), please note that there are no exceptions from insider trading laws or this Policy based on the size of the transaction (e.g., this policy applies whether a trade involves one or 10,000 shares of Blend’s common stock).
Transactions that are Strictly Prohibited or Require Special Consideration

1.Open orders – You should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade during a blackout period, which may result in inadvertent insider trading.

2.Short sales – You may not engage in short sales (i.e., the sale of a security that must be borrowed to make delivery) or “sell short against the box” (i.e., sell with a delayed delivery) if such sales involve Blend’s securities. Short sales may signal to the market possible bad news about Blend or a general lack of confidence in Blend’s prospects, and an expectation that the value of Blend’s securities will decline.
3.You may not:

a.Engage in derivative securities or hedging transactions – You may not trade in publicly-traded options, such as puts and calls, and other derivative securities with respect to Blend’s securities (other than stock options and other compensatory equity awards issued to you by Blend). This includes any hedging or similar transaction designed to decrease the risks and rewards associated with holding Blend’s common stock. Such transactions could result in certain individuals having objectives that are different from those of the Company’s other shareholders or securityholders and are therefore prohibited.
b.Hold Blend’s common stock in margin accounts – You may not hold Blend’s common stock in margin accounts because your broker may sell securities held in the margin account at a time when you are aware of material nonpublic information or during a blackout period.
4.Pledging Blend’s common stock as collateral for loans – Any pledging of Blend’s common stock as collateral for loans must meet the guidelines established by Blend, which you may obtain from a Compliance Officer (or his/her delegate).
What does “Material Nonpublic Information” mean?

Information is “material” if a reasonable investor would consider it important in making a decision to buy, sell or retain our securities, including shares of our common stock. In general, any information that could reasonably be expected to affect the market price of our securities is likely to be material. Both positive and negative information may be material. Information is “nonpublic” until it has been widely disseminated to the public (through, for example, a filing with the SEC, a press conference or release) and the public has had a chance to absorb and evaluate it. As a general rule, at least one (1) full trading day must pass after the dissemination of information before such information is considered public.

Examples of information that would normally be regarded as “material” include the following, although the list is not exclusive:
●financial results, financial condition, projections or forecasts (including the status of Blend’s progress towards achieving significant goals);
●advanced plans to launch new products, platform features or offerings or new technologies or to enter new markets that are expected to have a significant impact on Blend;
●gain or loss of a significant customer, business partner, vendor or service provider;
●execution or termination of significant contracts;
●significant changes in pricing or cost structure;
●changes in regulations or applicable law or developments in our existing markets with a significant impact on Blend or its customers, business partners, vendors or service providers;

●significant litigation, government investigations or regulatory inquiries (or the resolution of any such matters);
●significant technical challenges, such as infrastructure stability or technical scalability issues;
●major personnel changes, such as changes in the Blend Leadership Team or the Board;
●cybersecurity issues (such as a data breach) affecting a significant number of consumers or any other significant disruption in Blend’s operations;
●significant corporate events, such as a pending or proposed acquisition, financing transaction or strategic transaction; or
●events relating to Blend’s securities, such as changes in dividend policy, the declaration of a stock split or an offering of additional securities.
Financial information is particularly sensitive. For example, nonpublic information about the results of our operations for even a portion of a quarter might be material in helping an analyst predict our results of operations for the quarter.
Information is “nonpublic” until it has been widely disseminated to the public and the public has had a chance to absorb and evaluate it. Unless you have seen material information publicly disseminated, you should assume the information is nonpublic.
When in doubt, you should assume that the information is material and nonpublic. If you have any questions as to whether information should be considered “material” or “nonpublic,” please consult with a Compliance Officer or his/her delegates.
When may I trade in Blend’s common stock or other securities?

Even if you are not in possession of any material nonpublic information, you may only trade in Blend’s common stock or other securities if all of the following conditions have been met:
1.Open trading window: You may only engage in transactions involving Blend’s common stock or other securities during an open trading window. Our trading window will typically open at the start of the second full trading day following the date our quarterly financial results are publicly disclosed and continue through the 15th day of the third month of the quarter. In addition to regular quarterly blackout periods, there may be additional blackout periods when appropriate due to certain events. We will notify you whenever a special blackout period goes into effect that applies to you. (See “When is our Blackout Period?” below.)
2.Pre-clearance: If you are a member of the Board of Blend (a “Director”), a member of the Blend Leadership Team (an “Executive”) or a Section 16 officer of Blend, you must receive pre-clearance from a Compliance Officer of your proposed trade. From time to time, Blend may identify other persons who require pre-clearance, and a Compliance Officer may update and revise the list of persons who require pre-clearance as appropriate. If you are a Compliance Officer, you may not engage in a transaction involving Blend’s common stock or other securities unless another Compliance Officer has pre-cleared the transaction. The Compliance Officers are under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction.

3. 10b5-1 Plan: The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions made pursuant to trading plans that meet certain requirements, commonly referred to as “10b5-1 trading plans.” These trading plans must be entered into when you are not aware of material nonpublic information, must meet the requirements set forth in Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”), and must meet the guidelines for such 10b5-1 trading plans established by Blend which you may obtain from a Compliance Officer (or his/her delegate), including pre-approval by a Compliance Officer. Transactions made pursuant to a 10b5-1 trading plan are not subject to the restrictions in this Policy, even if you are aware of material nonpublic information at the time of the transaction or a blackout period is in effect.
Directors, Executives and Section 16 officers are required, should they wish to trade in Blend’s common stock or other securities, subject to the exceptions to this Policy listed below, to do so via a 10b5-1 trading plan. Anyone else desiring to trade via such a plan may also do so in compliance with the specific guidelines established by Blend. Trading plans must be pre-approved by and filed with a Compliance Officer and be accompanied by an executed certificate stating that the trading plan complies with Rule 10b5-1 and any other criteria established by Blend. Information regarding a trading plan that you may enter may be publicly disclosed, as required by law.
If you do not follow the above requirements, you may be subject to disciplinary action, up to and including termination of your relationship with Blend, as well as civil and criminal penalties as described in the section titled “What are the consequences of Insider Trading?” below.

When is our Blackout Period?

To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, Blend has instituted quarterly trading blackout periods and may institute special trading blackout periods from time to time. Whether or not a blackout period is in effect, you must comply with this Policy and may not trade on the basis of material nonpublic information.
Quarterly blackout periods

Quarterly blackout periods typically begin on the 15th day of the third month of each fiscal quarter and end at the start of the second full trading day following the date of public disclosure of the financial results for that fiscal quarter.
Except as discussed in the section titled “Are there any exceptions to this Policy?” you may not engage in transactions involving Blend’s common stock or other securities during a quarterly blackout period. This period is a particularly sensitive time for transactions involving Blend’s common stock or other securities from the perspective of compliance with applicable securities laws due to the fact that, during this period, individuals may often possess or have access to material nonpublic information relevant to the expected financial results for the quarter.
Special blackout periods

From time to time, we may also implement additional blackout periods when, in the judgment of a Compliance Officer, a trading blackout is warranted.
We will generally impose special blackout periods when there are material developments known to us that have not yet been disclosed to the public. For example, we may impose a special blackout period in anticipation of announcing interim earnings guidance or a significant transaction or business development. However, special blackout periods may be declared for any reason.
We will notify you if you are subject to a special blackout period. If you receive this notification, you may not disclose to others the fact that you are subject to the special blackout period and may not engage in any transaction involving Blend’s common stock until approved by one of our Compliance Officers.

Are there any exceptions to this Policy?

Yes, there are limited exceptions to this Policy, which are described below. Please note that there may be instances where you suffer financial harm or other hardship or are otherwise required to forgo a planned transaction because of the restrictions imposed by this Policy. Personal financial emergencies or other personal circumstances are not mitigating factors under securities laws and will not excuse a failure to comply with this Policy.
1.Receipt, vesting and exercise of stock awards

The quarterly and special blackout period restrictions and pre-clearance requirements under this Policy do not apply to the acceptance or purchase of stock options, restricted stock or the like issued or offered by Blend where the purchase price of such stock options is paid in cash and there is no other associated market activity. The quarterly and special blackout period restrictions and pre-clearance requirements also do not apply to the vesting, cancellation, forfeiture of stock options, restricted stock, restricted stock units or stock appreciation rights or the acquisition or repurchase of shares pursuant to option exercises under our compensation award plans.
2.Sale of shares to cover tax withholdings

The quarterly and special blackout period restrictions and pre-clearance requirements under this Policy do not apply to the sale of shares of common stock issued upon vesting of restricted stock units for the limited purpose of covering tax withholding obligations (and any associated broker or other fees), (x) as required by either Blend’s board of directors (or a committee thereof) or the award agreement governing such equity award or (y) as you elect, if permitted by Blend, provided that, prior to such sale, you irrevocably elect to sell such shares to cover tax withholding obligations in connection with your execution of an equity award agreement, or in a manner approved by a Compliance Officer or his/her delegate, at a time when a trading blackout is not in place and you are not in possession of material nonpublic information.
3.Net share withholding
    The quarterly and special blackout period restrictions and pre-clearance requirements under this Policy do not apply to net share withholding with respect to equity awards where shares are withheld by Blend in order to satisfy tax withholding requirements, (x) as required by either Blend’ board of directors (or a committee thereof) or the award agreement governing such equity award or (y) as you elect, if permitted by Blend, so long as the election is irrevocable and made in writing at a time when a trading blackout is not in place and you are not in possession of material nonpublic information.
4.Transfers by will or the laws of descent or distribution
    The quarterly and special blackout period restrictions and pre-clearance requirements under this Policy do not apply to transfers by will or the laws of descent or distribution and, provided that prior written notice is provided to the Compliance Officer, distributions or transfers (such as certain tax planning or estate planning transfers) that effect only a change in the form of beneficial interest without changing your pecuniary interest in the Company’s securities.

5.Stock splits, stock dividends and similar transactions

The quarterly and special blackout period restrictions and pre-clearance requirements under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.
6.Other exceptions

Any other exception from this Policy must be approved by a Compliance Officer in consultation with the Audit Committee of the Board.
Please be aware that even if a transaction falls within one of the exceptions described above, you will need to separately assess whether the transaction complies with applicable law. If you have any questions, please consult with a Compliance Officer or his/her delegates.
What are the consequences of Insider Trading?

Penalties for violating insider trading laws are severe and can include disgorging profit made or loss avoided by trading, paying the loss suffered by the persons who purchased securities from, or sold securities to, the insider tippee, paying civil and/or criminal penalties, and/or serving a jail term. Blend and/or supervisors of the person violating the rules may also be required to pay civil or criminal penalties and could be subject to private lawsuits. Insider trading violations are pursued vigorously by the SEC,
U.S. Attorneys and state enforcement authorities.

A violation of this Policy is not necessarily a violation of law. In fact, for reasons explained in this Policy, it is not necessary for us to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action as your employer. In addition, please remember that we may prohibit a transaction from being completed or unwind a transaction to enforce compliance with this Policy and any fees or other costs related to prohibiting or unwinding the transaction will be your responsibility.
A violation of law, or even an investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career, so please consult with a Compliance Officer, his/her delegates and/or your legal and financial advisors, in confidence, if you have questions.
What should I do if I suspect that this Policy has been violated?

Please promptly report violations or suspected violations of this Policy to a Compliance Officer or if a Compliance Officer is implicated in your report, then you should report it in accordance with Blend’s Whistleblower Policy.
Priority of Statutory or Regulatory Trading Restrictions

The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, or contractual restrictions on the sale of securities.

Amendments

Blend is committed to continuously reviewing and updating its policies, and Blend therefore reserves the right to amend this Policy at any time, for any reason, subject to applicable law. Unless otherwise permitted by this Policy, any amendments must be approved by the Board of Directors of the Company.